Exhibit 99.1

CONFIDENTIAL: NOT FOR RELEASE

Adagio Therapeutics Announces David Hering Appointed Interim Chief Executive Officer

Waltham, MA – February 23, 2022 – Adagio Therapeutics, Inc., (Nasdaq: ADGI), a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of antibody-based solutions for infectious diseases with pandemic potential, today announced that the company’s Board of Directors has appointed David Hering interim chief executive officer, effective immediately. Mr. Hering, who will also remain the company’s chief operating officer, succeeds Tillman Gerngross, Ph.D., who has resigned as CEO and director of Adagio.

“We are highly confident in Dave’s leadership and the entire Adagio leadership team,” said René Russo, Pharm.D., co-founder and chairman of Adagio. “To support our long-term growth, we have initiated a formal CEO search and plan to appoint an executive with proven experience in bringing products to market and scaling operations.”

“I am confident in the future of ADG20 and our pipeline of innovative antibody-based therapies and pleased to help lead Adagio into this next chapter as a company. We look forward to evaluating data from our EVADE and STAMP clinical trials to assess the optimal path forward for ADG20,” said Mr. Hering. “In addition, we are undertaking efforts to broaden our portfolio of SARS-CoV-2 mAbs in response to the continued emergence of new variants as well as additional coronaviruses. This is an important time for our company as we continue to grow our portfolio and mature toward a commercial-stage company.”

“On behalf of the entire Board, I’d like to thank Tillman for the strong foundation he built for Adagio,” said Dr. Russo. After co-founding the company, he recruited a world-class team and raised over $800 million of capital in both the private and public markets. Under his leadership, the company advanced ADG20 into global pivotal trials for the prevention and treatment of COVID-19 and secured the resources required to manufacture over one million doses of ADG20 – extraordinary accomplishments in just 20 months.

About Adagio Therapeutics

Adagio (Nasdaq: ADGI) is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of antibody-based solutions for infectious diseases with pandemic potential, including COVID-19 and influenza. The company’s portfolio of antibodies has been optimized using Adimab’s industry-leading antibody engineering capabilities and is designed to provide patients and clinicians with the potential for a powerful combination of potency, breadth, durable protection (via half-life extension), manufacturability and affordability. Adagio’s portfolio of SARS-CoV-2 antibodies includes multiple non-competing, broadly neutralizing antibodies with distinct binding epitopes, led by ADG20. Adagio has secured manufacturing capacity for the production of ADG20 with third-party contract manufacturers to support clinical trials and initial launch quantities, ensuring the potential for broad accessibility to people around the world. ADG20 is an investigational monoclonal antibody that is not approved for use in any country. The safety and efficacy of ADG20 have not been established. For more information, please visit www.adagiotx.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “believes,” “expects,” “intends,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. Forward-looking statements include statements concerning, among other things, our leadership transition and CEO search process, the timing, progress and results of our preclinical studies and

CONFIDENTIAL: NOT FOR RELEASE

clinical trials of ADG20, the review and analysis of data from our ongoing trials and the timing thereof, the initiation, modification and completion of studies or trials and related preparatory work, and our research and development programs; our pursuit of other strategies to broaden our portfolio of SARS-CoV-2 mAbs to address other SARS-CoV-2 variants of concern, including the Delta and Omicron variants; and other statements that are not historical fact. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause our actual results to differ materially from the results described in or implied by the forward-looking statements, including, without limitation, the impacts of the COVID-19 pandemic on our business and those of our collaborators, our clinical trials and our financial position, unexpected safety or efficacy data observed during preclinical studies or clinical trials, the predictability of clinical success of ADG20 based on neutralizing activity in pre-clinical studies, variability of results in models used to predict activity against SARS-CoV-2 variants of concern, clinical trial site activation or enrollment rates that are lower than expected, changes in expected or existing competition, changes in the regulatory environment, and the uncertainties and timing of the regulatory approval process, including the outcome of our discussions with regulatory authorities concerning our Phase 2/3 clinical trials. Other factors that may cause our actual results to differ materially from those expressed or implied in the forward-looking statements in this press release are described under the heading “Risk Factors” in Adagio’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021 and in Adagio’s future reports to be filed with the SEC. Such risks may be amplified by the impacts of the COVID-19 pandemic. Forward-looking statements contained in this press release are made as of this date, and Adagio undertakes no duty to update such information except as required under applicable law.

Contacts:

Media Contact:

Dan Budwick, 1AB

dan@1abmedia.com

Investor Contact:

Monique Allaire, THRUST Strategic Communications

monique@thrustsc.com

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